As filed with the Securities and Exchange Commission on April 2, 2012

Registration Nos. 2-79114, 2-82791, 2-86380, 2-91341, 2-91340, 33-27984, 33-42575, 33-59037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT

NOS. 2-79114, 2-82791, 2-86380, 2-91341, 2-91340, 33-27984, 33-42575 and 33-59037

UNDER

THE SECURITIES ACT OF 1933

Aon Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-3051915
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 East Randolph Street Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Ryan Insurance Group, Inc. Stock Option Plan

Combined International Corporation Stock Option Plan

Rollins Burdick Hunter Co. Savings and Investment Plan

Combined International Corporation Field Sales Agents’ Profit Sharing Plan

Combined International Corporation Staff Employees’ Savings Plan

Aon Savings Plan

Aon Stock Award Plan

Aon Stock Option Plan

Energy Insurance International, Inc. 1989 Incentive Stock Option Plan

1990 Incentive Stock Option Plan

Aon Stock Award Plan

 (Full title of the plan)

Peter Lieb

Executive Vice President and General Counsel

Aon Corporation

Aon Center

200 East Randolph Street

Chicago, Illinois

(Name and address of agent for service)

(312) 381-1000

(Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Aon Corporation (“Aon Delaware”), the predecessor to Aon plc, a public limited company incorporated under English law:

•                  Registration Statement on Form S-8 (File No. 2-79114), filed by Combined International Corporation (a predecessor of Aon Delaware) (“Combined International Corporation”) with the Securities and Exchange Commission (the “SEC”) on September 1, 1982, relating to $6 Convertible Preference Stock and Aon Delaware common stock, par value $1.00 per share (“Common Stock”) for issuance under the Ryan Insurance Group, Inc. Stock Option Plan.

•                  Registration Statement on Form S-8 (File No. 2-82791), filed by Combined International Corporation with the SEC on March 30, 1983, relating to Common Stock for issuance under the Combined International Corporation Stock Option Plan.

•                  Registration Statement on Form S-8 (File No. 2-86380), filed by Combined International Corporation with the SEC on September 7, 1983, relating to Common Stock and participations in the savings and investment plan for issuance under the Rollins Burdick Hunter Co. Savings and Investment Plan.

•                  Registration Statement on Form S-8 (File No. 2-91341), filed by Combined International Corporation with the SEC on May 25, 1984, relating to Common Stock and participations in the savings and investment plan for issuance under the Combined International Corporation Field Sales Agents’ Profit Sharing Plan.

•                  Registration Statement on Form S-8 (File No. 2-91340), filed by Combined International Corporation with the SEC on May 25, 1984, relating to Common Stock and participations in the savings and investment plan for issuance under the Combined International Corporation Staff Employees’ Savings Plan.

•                  Registration Statement on Form S-8 (File No. 33-27984), filed by Aon Delaware with the SEC on April 7, 1989, relating to Common Stock and participations in the savings plan for issuance under the Aon Savings Plan.

•                  Registration Statement on Form S-8 (File No. 33-42575), filed by Aon Delaware with the SEC on September 5, 1991, relating to Common Stock for issuance under the Aon Stock Award Plan and Aon Stock Option Plan.

•                  Registration Statement on Form S-8 (File No. 33-59037), filed by Aon Delaware with the SEC on May 2, 1995, relating to Common Stock for issuance under the Energy Insurance International, inc. 1989 Incentive Stock Option Plan, 1990 Incentive Stock Option Plan and Aon Stock Award Plan.

All shares of Common Stock and convertible preference stock and participations in the plans that were granted under the Plans have expired or been exercised, and no more shares of Common Stock and convertible preference stock and participations in the plans will be granted. Pursuant to the undertaking made by Aon Delaware and required by Item 512(a)(3) of Regulation S-K, Aon Delaware, files this Post-Effective Amendment No. 1 to the Registration Statement for the purpose of removing from registration those shares of Common Stock and convertible preference stock and participations in the Plans that were not issued pursuant to the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 2, 2012.

Aon Corporation

By:	/s/ Ram Padmanabhan
Ram Padmanabhan
Vice President, Chief Counsel — Corporate and Corporate Secretary